October 28, 1997

                                                              NORTEL
Teligent, Inc.                                                NORTHERN TELECOM
8065 Leesburg Pike, Suite 400
Vienna, Virginia 22182
Attention:        Abraham L. Morris
                  Senior Vice President, Chief Financial Officer

Gentlemen:

You have advised us that you desire to enter into a $780 million multiple advance term facility (the "Facility") with Northern Telecom Inc. ("Nortel"). Nortel is pleased to confirm to you its commitment to provide Teligent, Inc. (the "Borrower") with the Facility on the terms and subject to the conditions contained in this letter and the attached terms and conditions (together, the "Commitment Letter"). Our arrangement with respect to the fees for the Facility is set forth in a separate letter agreement (the "Fee Letter") of even date herewith by and between Nortel and the Borrower.

Nortel's commitment is subject, in its discretion, to the following conditions:
(i) there shall not have been, since the date of the most recent audited financial statements of the Borrower furnished to Nortel, any material adverse change in the business, condition (financial or otherwise), operations, performance, prospects or properties of the Borrower and its subsidiaries, taken as a whole, and (ii) there shall not have been any disruption or adverse change in the U S. financial or capital markets generally or in the market for loan syndications of transactions generally comparable to the Facility in particular, which in any such case under clause (i) or (ii) Nortel, in its reasonable judgment, deems material. Nortel's commitment is also subject, in its discretion, to the satisfactory negotiation, execution and delivery of appropriate loan documents relating to the Facility, including, without limitation, (a) a Credit Agreement, (b) promissory notes, (c) security documents, including, without limitation, guaranties, security agreements, pledge agreements, mortgages, and financing statements, (d) opinions of counsel, and (e) other related agreements, certificates, documents and instruments (collectively, the "Loan Documents") to be based upon and substantially consistent with the terms set forth in this Commitment Letter. Nortel's commitment is subject to Nortel's being satisfied with the results of its due diligence with respect to the prospects of the Borrower and its subsidiaries, material agreements between or among the Borrower and its affiliates relating to the Borrower, and the tax, accounting, legal, regulatory and other issues relevant to the Borrower. Nortel will exercise its best commercially reasonable efforts to complete its due diligence as promptly as reasonably practicable following the execution of this Commitment Letter by the Borrower.

The terms of this Commitment Letter are intended as an outline of certain of the material terms of the Facility, but do not include all of the terms, conditions, covenants, representations, warranties, events of default and other provisions that will be contained in the Loan Documents. In addition, the Loan Documents shall include provisions that are customary or typical for financings of this type and other provisions that Nortel may determine to be appropriate in the context of the proposed transactions.

Teligent, Inc.
October 28, 1997
Page 2

This Commitment Letter, the Fee Letter and any written or oral advice provided by Nortel in connection with this arrangement are exclusively for the information of senior management of the Borrower and its advisors and agents and except as may otherwise be required by law or judicial process may not be disclosed to any third party or circulated or referred to publicly without Nortel's prior written consent.

Nortel's commitment hereunder shall terminate on February 24, 1998, unless the closing of the Facility, on the terms and subject to the conditions contained herein, shall have been consummated by such date.

This Commitment Letter may be executed in any number of counterparts and by the parties hereto on separate counterparts, all of which when taken together shall constitute one agreement.

This written Commitment Letter and the Fee Letter constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous written or oral discussions or agreements of the parties relating to the subject matter hereof. There are no other agreements, written or oral, among the parties relating to the subject matter hereof.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Nortel the enclosed copy of this Commitment Letter together with the Fee Letter on or before the close of business on October 31, 1997, whereupon this Commitment Letter and the Fee Letter shall become binding agreements between Nortel and the Borrower. If this Commitment Letter and the Fee Letter are not signed and returned by the close of business on October 31, 1997, this offer will terminate at that time.

Sincerely,

NORTHERN TELECOM INC.

By: /s/ Stephen R.S. Martin
    -----------------------------
Name:   Stephen R. S. Martin
Title:  Vice President Customer Finance
        North America

Agreed to and accepted this 28th day of October, 1997.

TELIGENT, INC.

By: /s/ Abraham L. Morris
    ------------------------------

Name:   Abraham L. Morris
Title:  Senior Vice President &
        Chief Financial Officer

October 28, 1997

                                                              NORTEL
Teligent, Inc.                                                NORTHERN TELECOM
8065 Leesburg Pike, Suite 400
Vienna, Virginia 22182
Attention:        Abraham L. Morris
                  Senior Vice President, Chief Financial Officer

         Re:      Proposed $780 Million Teligent, Inc. Credit Facility

Gentlemen:

     Reference is made to the Commitment Letter dated October 28, 1997 (the "Commitment Letter") between Northern Telecom Inc. ("Nortel") and Teligent, Inc. (the "Borrower") relating to a proposed $780 million multiple advance term loan facility. Capitalized terms use herein and not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter

         The Borrower hereby agrees to pay to Nortel (individually and/or as Administrative Agent, as applicable) the following fees in connection with the credit facility contemplated by the Commitment Letter:

A. Arrangement Fee: An amount equal to 2% of the committed amount of Tranches A, B and C (without duplication), payable at the earlier of the date of the initial Advance or the successful completion of a syndication of the loans and commitments under the Financing Agreement.

B. Commitment Fees: An amount equal to .5% per annum (determined on a 360-day year/actual-days-elapsed basis) of the Borrower's average unused and available Facility Amount for Tranche A, B or C (without duplication) during each calendar quarter, payable in arrears at the end of such quarter. No commitment fees shall be due on commitments held by Nortel during the time they are held by Nortel. Facilities A-1 and B-1 shall be deemed available for purposes of payment of commitment fees when the Initial Capital has been raised, and Facilities A-2 and B-2 shall be deemed available for purposes of payment of commitment fees when the Additional Capital has been raised.

C. Annual Agent's Fee: On each the date upon which the Financing Agreement has been executed by all parties thereto and annually thereafter on each anniversary of that date until all indebtedness and obligations under the Financing Agreement have been paid in full and the commitments thereunder have terminated or expired, an Administrative Agent's fee in an amount equal to the greater of (i) $50,000 or (ii) the product of $5,000 multiplied by the number of Lenders who are, at the time of such payment, Lenders under the Credit Agreement, but in no event in excess of $100,000 per year.

Teligent, Inc.
October 28, 1997
Page 2

         If the terms and conditions of this letter agreement are acceptable to you, please indicate your acceptance by signing in the indicated space below.

                                   Sincerely,

                                   NORTHERN TELCOM INC.

                                   By:  /s/ Stephen R.S. Martin
                                        ------------------------------------
                                   Name:    Stephen R.S. Martin
                                   Title:   Vice President Customer Finance
                                            North America

ACCEPTED AND AGREED:

TELIGENT, INC.

By: /s/ Abraham L. Morris
    ---------------------
Name:   Abraham L. Morris
Title:  Senior Vice President &
        Chief Financial Officer


Date: October __, 1997

                                TELIGENT, INC.

                        Financing Terms and Conditions

This Term Sheet sets forth the terms and conditions under which Northern Telecom Inc. ("Nortel") proposes to provide advances ("Advances") to Teligent, Inc. ("Teligent" or the "Borrower") to finance, pursuant to an initial financing agreement (the "Financing Agreement"), the purchase and installation of equipment, and the provision of related services, pursuant to a definitive equipment purchase agreement (the "Definitive Agreement") between Nortel and Teligent.

Lender(s):                 Nortel, its affiliates, successors and assigns,
                           subject to the assignment provisions outlined below.

Administrative Agent:      Nortel or another entity satisfactory to Nortel.

Collateral                 Trustee: An independent entity satisfactory to Nortel
                           and the Borrower.

Borrower:                  Teligent, Inc., a Delaware corporation.

Restricted                 Subsidiaries: Subsidiaries of the Borrower which (i)
                           have all of their issued and outstanding capital stock pledged as security for the obligations of the Borrower under the Financing Agreement, (ii) have guaranteed payment of the amounts owing under the Financing Agreement, and (iii) have pledged all of their assets as security for the obligations of the Borrower under the Financing Agreement

Unrestricted
Subsidiaries:              Any subsidiary of the Borrower which does not qualify
                           as a Restricted Subsidiary, Loans and advances to, and investments by the Borrower in, Unrestricted
                           Subsidiaries shall be limited.

Facility Amount:           $780 million divided into tranches, each available
                           for multiple drawdowns, as follows:

                                    Tranche A-l = $150 million
                                    Tranche A-2 = $450 million
                                    Tranche B-1 = $45 million
                                    Tranche B-2 = $135 million
                                    Tranche C   = $180 million less amounts
                                                  outstanding under Tranches
                                                  B-1 and B-2

                           The Lender retains the right, with the prior written agreement of the Borrower with respect to the economics and terms, to designate and convert up to $195 million of the drawings under Tranches A-1 and B-1 into a nine year senior secured term loan (the "Long Tranche").

Availability:              Tranche A-1 and Tranche B-1 become available when the
                           Borrower has received net cash proceeds which total at least $100 million from equity contribution after August 1997 (the "Initial Capital").

                           Thereafter, Tranche A-2 and Tranche B-2 become available on the following conditions: (i) the Borrower has terminated its existing Toronto Dominion credit facility (the "Bridge Facility"), (ii) the Borrower has received net cash proceeds together with legally binding commitments to provide additional equity or Other Debt (which commitments are pledged to the Lenders, provided that the Lenders are intended beneficiaries thereof, and are enforceable by the Lenders following the occurrence of an Event of Default) above and beyond the Initial Capital (the "Additional Capital"), (iii) for each $1.000 of Additional Capital received or committed, an additional $2.000 shall be made available, consisting of $1.538 from Tranche A-2 and $0.462 from Tranche B-2 and (iii) upon the receipt or commitment of $185 million in aggregate Additional Capital, all of Tranche A-2 and all of the remainder of Tranche B-2 become available. As used herein, "Other Debt" means debt which is on terms acceptable to the Lenders including, without limitation, that such debt is unsecured, matures after the credit facility, and requires no debt service other than the payment of current interest so long as no default exists under the Financing Agreement.

                           Tranche C shall be available in an amount equal to the amount of accrued and unpaid interest owing on the Advances, but not in excess of $180 million less the outstanding principal balance of Tranches B-1 and B-2.

Use of Proceeds:           The Advances from Tranche A-1 and Tranche A-2 of a
                           "Tranche A" facility will be used to finance the full payments due Nortel for "Deliverables" as defined in the Definitive Agreement.

                           In addition, Advances from Tranche B-1 and Tranche B-2 of a "Tranche B" facility may be used by Teligent at its discretion to fund its working capital needs, including payment of the fees due on Tranches A-1, A-2, B-l, and B-2. Such "Additional Advances" shall be made available to Teligent on identical conditions and terms as the Tranche A Advances. Tranche B-1 shall be available on the Closing Date in an amount equal to the Arrangement Fee.

                           For other uses of Tranche B-1 and for Advances under Tranche B-2, the cumulative draws under the Tranche B Facility and the Tranche C Facility (including any Advance used to pay interest or the Arrangement Fee) shall not exceed 30% of the cumulative Advances made under Tranches A-1 and A-2.

                           Advances for Tranche C shall be used to pay interest due on Advances during the first two years following the initial Advance whether or not at the time of such Advances the Tranche B Facility is available.

Non-Recourse:              The Advances are to be made without recourse to any
                           of the shareholders of the Borrower (the
                           "Shareholders"), or their assets (except to the extent provided under the heading "Collateral" below and to the extent of their equity commitments).

Availability Period:       The availability period to make Advances will
                           expire on the earlier of (i) the fourth anniversary of the date of the initial Advance under the Financing Agreement and (ii) December 31, 2001 (the
                           "Commitment Termination Date").

                           The Financing Agreement will contain provisions specifying (a) the minimum principal amount of any Advance to the Borrower, (b) that no more than two Advances may be made in any one month period, and (c) the invoices and other evidence that the Borrower must provide supporting the use of the proceeds of each Advance.

Principal Repayment:       Principal shall be repaid by the Borrower in 20
                           consecutive quarterly installments commencing on the last day of the calendar quarter immediately following the fourth anniversary of the date of the initial Advance under the Financing Agreement (such period being the "Initial Period") in amounts equal to the percentage of the principal amount of the

                           Advances then outstanding set forth below:

                             Year 1 following the Initial Period     2.50% per quarter
                             Year 2 following the Initial Period     3.75% per quarter
                             Year 3 following the Initial Period     5.00% per quarter
                             Year 4 following the Initial Period     6.25% per quarter
                             Year 5 following the Initial Period     7.50% per quarter

                           Any amounts outstanding under the Long Tranche option shall be subject to limited amortization, with the balance to be paid in full at maturity.

Mandatory
Prepayment:                The Borrower shall be required to prepay
                           outstanding Advances in an amount equal to:

                           (i) Net proceeds in excess of $250,000 from the direct or indirect sale of assets of the Borrower or its Restricted Subsidiaries, insurance recoveries and condemnation proceeds, unless the Borrower notifies the Lenders that it plans to reinvest such amounts in capital assets directly related to and to be used in the Borrower's telecommunications business as soon as practicable but in no event later than within 180 days of such sale and so reinvests such proceeds, provided that any such prepayment shall be made on a pro rata basis to the Lenders and the Other Secured Lenders (as defined below under the caption "Security Sharing") of the Borrower, and until such reinvestment or repayment all proceeds which in the aggregate exceed $1 million shall be deposited into an account which is pledged to the Collateral Trustee;

                           (ii) The pro-rata amount of any mandatory or voluntary prepayment, redemption, purchase, defeasance or other satisfaction prior to maturity of any Secured Debt held by Other Secured Lenders (as such terms are hereinafter defined), provided such prepayments are not in connection with the refinancing of: (i) the outstanding amount under the Bridge Facility, or (ii) such debt or trade payables not overdue by more than 120 days incurred in the ordinary course of the Borrower's business;

                           (iii) Beginning on the Commitment Termination Date,
                                 50% of Excess Cash Flow shall be used to prepay the Lenders and, to the extent permitted, the Other Secured Lenders on a pro-rata basis. "Excess Cash Flow" to be defined as EBITDA less all cash interest expenses, cash income taxes, scheduled principal payments and the capital expenditures plus any permitted capital expenditure amounts which carry over to the following year; and

                           (iv) Any pension plan reversions which occur following the creation of any pension plans shall be used to prepay the Lenders and the Other Secured Lenders on a pro-rata basis.

                           All mandatory prepayments shall be applied to the outstanding Advances in the inverse order of maturity.

Optional Prepayment:       At any time, on three business days' notice.

                           All mandatory and optional prepayments shall be made without premium, provided that the Borrower shall pay to the Lenders any breakage costs arising in connection with any prepayment made prior to the end of the applicable interest period. All optional prepayments shall be applied pro-rata to the then-remaining installments of principal.

Interest Rate:             At the option of the Borrower, the rate will float
                           at (a) the highest of (i) the rate of interest publicly announced by Citibank N.A. as its prime or base rate in effect at its principal office in New
                           York City, and (ii) the federal funds effective rate from time to time plus 0.5%) (the "Base Rate"), or (b) the one, two, three or six-month LIBOR, adjusted for reserves, with the relevant period to be selected by the Borrower (the "Adjusted LIBOR"), plus an applicable margin. The applicable margin will be based upon the following capitalization targets:

                           Amount of New Capital        Applicable Margin for
                                                        Base Rate Loans/Adjusted LIBOR Loans
                           ---------------------        ------------------------------------
                           $100 to $300 million                 2.75%/4.00%
                           $300 million to $500 million         2.25%/3.50%

                           More than $500 million               2.00%/3.25%

                           If more than $500 million in New Capital is raised and the Borrower has a ratio of Total Debt to annualized EBITDA of 10:1 or less, then the applicable margin for Base Rate Loans shall be 1.75% and the applicable margin for LIBOR Loans shall be 3.00%.

                           "New Capital" will represent the aggregate of equity and Other Debt contributed to the Borrower after August 1997, with the proportion to be discussed.

                           Default interest on all amounts not paid when due will accrue at the rate per annum otherwise applicable to the Advances, plus 200 basis points. Interest will be computed on the basis of a 360-day year and actual days elapsed. Interest rates shall be subject to usury limitations.

Interest Payments:         Interest on Base Rate Loans shall be paid quarterly
                           in arrears, and interest on Adjusted LIBOR Loans shall bc paid at the end of each interest period
                           (and, for six-month interest periods, three months after the commencement of the interest period).
                           Prior to the second anniversary of the date of the initial Advance under the Financing Agreement, interest payments on the Tranche A Facility, the Tranche B Facility and the Tranche C Facility may be made by advances under the Tranche C Facility.

Expenses:                  The Borrower shall pay all of the reasonable costs
                           and expenses incurred by the Lenders and the Administrative Agent (including the fees and expenses of legal counsel to the Lenders and the Administrative Agent) in connection with the preparation, execution and delivery of the loan documentation up to a maximum amount of $200,000 and shall also pay the reasonable costs and expenses incurred by the Collateral Trustee (including the fees and expenses of legal counsel to the Collateral
                           Trustee) in connection with the preparation, execution and delivery of the loan documentation, provided, however, that the Borrower shall pay in full and directly all recording costs and related taxes or charges and filing fees incurred in connection with the closing. Such fees and expenses shall be payable by the Borrower whether or not any of the transactions contemplated hereby are consummated, unless the transactions are not consummated because Nortel is unwilling to go forward, in which case Nortel shall bear its own costs, including all fees and expenses of its attorneys and advisors.

                           The Borrower will also pay all reasonable ongoing costs including third-party legal fees and expenses and other costs and expenses of the Lenders, the Administrative Agent and the Collateral Trustee related to the enforcement and/or protection of their rights/collateral position, the administration of the Financing Agreement and any amendments, waivers or supplements related to the Financing Agreement or the loan documentation.

Increased Costs:           Standard yield protection, increased costs and
                           other similar provisions for bank credit agreements and customary withholding tax indemnity.

Other Costs:               The Borrower shall be responsible for all reasonable
                           maintenance, taxes
                           and insurance related to all equipment acquired with the proceeds of the Advances. The Collateral Trustee shall also be named as an additional insured, mortgagee and/or loss payee, as appropriate, with respect to such insurance.

Indemnity:                 The Borrower will indemnify and hold harmless the
                           Administrative Agent, the Collateral Trustee, the
                           Lenders and their respective affiliates and their officers, directors, employees, agents and advisors
                           (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including without limitation reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified
                           Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the transactions contemplated by the Financing Agreement or any other loan document, whether or not such investigation, litigation or proceeding is brought by the Borrower, its shareholders or creditors or an Indemnified
                           Party or an Indemnified Party is otherwise a party

                           thereto and whether or not such transactions are consummated, except to the extent such claim. damage, loss, liability or expense resulted from such Indemnified Party's gross negligence or willful misconduct. The Borrower will also indemnify the Indemnified Parties with respect to environmental liabilities and obligations of the Borrower and its Restricted Subsidiaries, any of their affiliates or any of their properties.

Collateral:                As security for the Borrower's obligations under the
                           Financing Agreement and related documents, liens
                           (subject to security sharing arrangements described below) on all existing and future assets of the Borrower and its Restricted Subsidiaries, real and personal, tangible and intangible, including, without limitation the following: (i) all stock of a special-purpose company formed to hold the real and personal property interests relating to the Borrowers' network including any switches, nodes and other equipment of a value in excess of an amount to be agreed (the "Property Company"); (ii) a lien as perfected by filings related to all equipment, receivables and inventory, material contract rights and other material tangible and intangible assets;
                           (iii) all stock of any special-purpose
                           license-holding company (each a "License Company"), provided, however, that such interest shall be subordinated to the existing lien of the Bridge
                           Facility for the period that such remains in effect;
                           and (iv) all stock of any other Restricted
                           Subsidiary of the Borrower. All of the foregoing is referred as the "Collateral." The Borrower's standard form lease agreements shall contain landlord waivers and consents in form and substance acceptable to the Administrative Agent, and the Borrower shall in good faith attempt to ensure that such provisions are contained in all such leases when executed.

Security Sharing:          The above-described Collateral is subject to security
                           sharing arrangements, on terms and conditions reasonably satisfactory to the

                           Lenders, to be entered into by the Lenders under the Financing Agreement and the commercial bank(s), financial institutions or other vendors (excluding Purchase Money Lenders as hereinafter defined) which are lenders ("Other Secured Lenders") to the

                           Borrower of the Secured Debt (as defined below). "Secured Debt" shall mean the aggregate of (i) the amount of the Advances incurred by the Borrower under the Financing Agreement or other debt which meets the definition of Telecommunication Assets Debt set forth in the Borrower's Form S-1 filed with the Securities and Exchange Commission on October 7,
                           1997 (the "S-1") in its discussion of the terms of the Notes proposed to be issued by the Borrower, so long as no vendor providing Telecommunication Assets Debt advances more than 130% of the purchase price of the Telecommunications Assets, and no non-vendor lender advances more than 100% of the purchase price of the Telecommunications Assets (collectively "Vendor Debt"), (ii) Debt incurred under the Bridge Facility (without increase in the principal balance thereof), (iii) Debt incurred under any other working capital facilities (the "Working Capital Facilities") and other Debt, in an aggregate amount not greater than U.S. $175 million as to both such Working Capital Facilities and other Debt, and (iv) any refinancings of the Debt described above on terms no less favorable to the Borrower. No debt shall qualify as Secured Debt unless the holders thereof have committed or advanced an aggregate of $15,000,000. The Collateral specifically excludes assets which secure Debt owing to Purchase Money Lenders who have financed the acquisition of such as sets. All such Other Secured Lenders of the Borrower will share in the above-described Security on a pro rata pari passu basis that will require them to become party to the Collateral Trust Agreement. In the event that the Borrower shall grant a security interest in any other assets to any Other Secured Lender, such lender will share such Collateral on a pro rata pari passu basis.

                           "Debt" is defined as indebtedness in the form of borrowed moneys, reimbursement obligations (contingent or otherwise) under letters of credit or similar facilities, guarantees, deferred purchase price of property and services (other than trade payables not overdue more than 60 days incurred in the ordinary course of business), obligations evidenced by notes, bonds, debentures or similar instruments, obligations created or arising under any conditional sale or other title retention agreement, capitalized lease obligations and obligations under hedging agreements; provided, however, that Debt shall not include any hedging agreements entered into with one or more financial institutions in the ordinary course of business and not for speculation that are designed to protect the Borrower against fluctuation in interest rates with respect to the underlying obligations or assets being hedged and which shall have a notional amount no greater than the payments due with respect to such underlying obligations or assets.

                           "Purchase Money Lenders" are defined as those lenders providing financing for the acquisition of assets by the Borrower, who may or may not be the sellers of such assets, who provide no more than 100% of the purchase price of such assets including freight and sales taxes, and whose Debt is secured only by the assets the acquisition of which is being financed.

                           Prior to December 31, 1997, the Administrative Agent shall enter into an intercreditor agreement with Toronto Dominion with respect to the Bridge Facility which shall be in form and substance satisfactory to the Administrative Agent and shall provide, inter alia, that the Lenders shall have the option to purchase the Bridge Facility at a price equal to the outstanding principal balance of the Bridge Facility plus accrued but unpaid interest, both before and after an event of default under the Bridge Facility, and that Toronto Dominion will give the Lenders notice and reasonable opportunity to cure any default under the Bridge Facility prior to exercising any rights with respect to the Borrower or the collateral for the Bridge Facility.

Conditions Precedent
to Closing:                The following conditions precedent and such others
                           as the parties may mutually agree:

                           (a) All documentation relating to the Advances, including a Financing Agreement incorporating the terms and conditions outlined herein, shall be in form and substance reasonably satisfactory to the Lenders and the Borrower and all documentation relating to the transaction shall be in form and substance reasonably satisfactory to the Lenders and the Borrower.

                           (b) The Lenders shall be satisfied with the corporate and legal structure and capitalization of the Borrower and its Restricted Subsidiaries, including without limitation the charter and bylaws of the Borrower and its Restricted Subsidiaries and each agreement or instrument relating thereto.

                           (c) All rights, title and interest in the Federal Communications Commission ("FCC") licenses (the "Licenses") held by the Shareholders shall have been duly transferred to the Borrower or special purpose Restricted Subsidiaries of the Borrower.

                           (d) The Borrower shall have: (i) entered into a satisfactory Collateral Trust Agreement pursuant to which an independent trustee (the "Collateral Trustee") shall act as collateral trustee to hold all of the Collateral for the benefit of the holders of the Secured Debt as outlined above; (ii) executed and delivered to the Trustee satisfactory documents to create a valid and perfected first-priority lien on the Collateral described above; (iii) all filings, recordations and searches necessary or reasonably deemed desirable in connection with such liens and security interests shall have been duly made or, if not made shall be in final form for filing and be filed prior to the date of the initial Advance; (iv) and all filing and recording fees and taxes shall have been fully paid. The terms and provisions of such an agreement shall contain provisions with regard to collateral sharing, voting rights, amendments and waivers and such other matters as the parties shall reasonably agree.

                           (e) The Lenders shall have received endorsements naming the Collateral Trustee as an additional insured and loss payee under all insurance policies to be maintained with respect to the properties of the Borrower and its Restricted Subsidiaries forming part of the Collateral securing the Advances.


                           (f)      Since the date of the last audited
                                    financial statements delivered to the
                                    Lenders, there shall have occurred no
                                    material adverse change in the business, condition (financial or otherwise), operations, performance, prospects or properties of the Borrower and its Restricted Subsidiaries, taken as a whole (a "Material Adverse Effect"), and all information provided by or on behalf of the Borrower to the Lenders prior to the date of the initial Advance shall be true and correct in all material aspects. The Borrower shall not have failed to disclose to the Administrative Agent or any Lender any material fact with respect to its business or financial condition (including any contingent liabilities), and shall not have failed to disclose any information, the absence of which makes any information previously disclosed to the Administrative Agent or any Lender materially misleading.

                           (g) Except as otherwise disclosed to, and consented to by, the Administrative Agent and the Lenders, there shall exist no action, suit, investigation, litigation or proceeding pending or to the knowledge of the Borrower threatened in any court or before any arbitrator or governmental instrumentality that could reasonably be expected to have a Material Adverse Effect, or that purports to affect the legality, validity or enforceability of the loan documentation or the transactions contemplated thereby or the Lenders' rights thereunder.

                           (h) All governmental and third-party consents, approvals and licenses necessary in connection with the transactions contemplated hereby and the making of the Advances shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lenders) and shall remain in effect; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transaction or the Advances.

                           (i) The Lenders shall have been given reasonable access to the management, records, books of account, contacts and properties of the Borrower and its Restricted Subsidiaries and shall have received such financial, business and other information regarding the Borrower and its Restricted Subsidiaries as they shall have reasonably requested.

                           (j)      The Lenders shall have received (i)
                                    reasonably satisfactory opinions of (x) New
                                    York counsel, FCC counsel and local counsel to the Borrower, (y) New York counsel and FCC counsel to the Lenders as to the transactions contemplated hereby and (ii) such corporate resolutions, certificates and other documents as the Lenders shall reasonably request.

                           (k) There shall exist no default under any of the loan documentation, and all representations and warranties of the Borrower and its Restricted Subsidiaries shall be true and correct in all material respects immediately prior to, and after giving effect to, the extension of credit.

                           (l) All accrued reasonable fees and expenses of the Lenders for which invoices have been presented (including the fees and expenses of New York counsel, FCC and local counsel to the Lenders) shall have been paid.

                           (m) All Licenses which are required by the Borrower in connection with the operation of the Deliverables and the activities of the Borrower being conducted at such date shall have been issued to the License Companies and no event shall have occurred that would subject such Licenses to revocation by the FCC, except for such Licenses the loss of which could not reasonably be expected to have a Material Adverse Effect.

                           (n)      The Lenders shall have received the
                                    Borrower's most recent Business Plan and there shall have been no material changes in the Business Plan.


                           (o) The Definitive Agreement shall be executed no later than concurrently with the Financing Agreement and there shall exist no default by the Borrower thereunder.

                           (p) The making of the Advances and other aspects of the transaction shall comply with all applicable laws, rules and regulations.

                           (q)      Any tax sharing, management fee or
                                    servicing fee agreements among the Borrower and other affiliates of the Borrower shall be on terms reasonably satisfactory to the Lenders. (Among other things, each management-fee and servicing-fee agreement will provide for the subordination, on terms acceptable to the Lenders, of the obligations to pay fees thereunder, to the obligations arising under the loan documentation.)

                           (r) The Lenders shall have completed their due diligence review of the Borrower and the results shall be satisfactory to the Lenders.

Conditions Precedent to
Each Advance:              For any Advance to the Borrower, there shall exist
                           no default under any of the loan documentation, no Material Adverse Effect shall have occurred since the date of the most recent quarterly financial statements delivered to the Administrative Agent by the Borrower in accordance with the Financing
                           Agreement, the Definitive Agreement shall remain in full force and effect and there shall exist no material default by the Borrower thereunder, and the representations and warranties of the Borrower shall be true and correct in all material respects immediately prior to, and after giving effect to, such Advance, except for such representations and warranties which by their terms are made as of a specific prior date.

Representations and
Warranties:                Those customarily found in bank credit agreements
                           with similar borrowers and such others as may be agreed by the parties, including without limitation absence of any Material Adverse Effect since the date of the most recent quarterly financial statements delivered to the Administrative Agent by the Borrower.

Affirmative Covenants:     The following affirmative covenants (with
                           materiality and other exceptions to be negotiated) and such others as may be agreed by the parties, including without limitation the following:

                           (a) Comply with laws (including, without limitation, ERISA and environmental laws), pay taxes, maintain appropriate and adequate insurance in accordance with industry standards, preserve corporate existence, keep books in accordance with GAAP and maintain properties subject to ordinary wear and tear.

                           (b) Permit inspection of properties, books and records during normal business hours and without unreasonable interference with the Borrower's business.

                           (c) Perform obligations under leases, related documents, material contracts and other agreements except where the failure to so perform could not reasonably be expected to have a Material Adverse Effect.

                           (d)      (i)     Within 45 days after the end of
                                            each fiscal quarter, furnish
                                            quarterly consolidated balance
                                            sheets, income statements and
                                            statements of cash flow of the
                                            Borrower and its Restricted
                                            Subsidiaries certified by the
                                            Borrower's chief financial officer
                                            (which certification may be subject
                                            to year-end audit adjustments) and
                                            certificates as to compliance with
                                            the loan documents, as well as
                                            operating reports to be discussed.

                                    (ii)    Within 90 days after the end of each
                                            fiscal year, furnish audited
                                            financial statements of the Borrower
                                            and its Restricted Subsidiaries.

                                    (iii)   As soon as available but in no event

                                            later than 90 days after the
                                            beginning of each fiscal year, the
                                            annual business plan of the Borrower
                                            and its Restricted Subsidiaries for
                                            the current fiscal year.

                                    (iv)    Promptly after request, furnish all
                                            other business and financial
                                            information that the Lenders may
                                            reasonably request.

                                    (v)     Provide notices of default,
                                            litigation and other material
                                            events.

                           (e) Enter into swap agreements or other interest rate hedging arrangements satisfactory to the Lenders providing for the swapping of a notional amount of the Advances which when combined with any other fixed rate financing of the Borrower is at least 50% of the total debt.

                           (f) Maintain each License held by it or any of its Restricted Subsidiaries in full force and effect except for such Licenses the loss of which could not reasonably be expected to have a Material Adverse Effect.

                           (g)      The Borrower's obligations to the
                                    Administrative Agent and the Lenders shall be absolute and unconditional and shall not be subject to any delay, reduction, set off, defense, counterclaim or recoupment for any reason, including any failure of the Collateral or any assets making up the Borrower's communications network (the "Network"), or any part thereof, or any representation or service of any supplier, manufacturer, installer, vendor or distributor including without exception Nortel.

                           (h) The Borrower shall cooperate with the Administrative Agent and the Lenders in connection with their respective efforts in syndicating the credit facility; provided Borrower is given 30 days prior notice of any intent to commence a syndication and shall not be required to support more than one syndication in any twelve month period or more than three such syndications over the term of the Financing Agreement. Such cooperation will include making senior officers of the Borrower available for meetings with potential Lenders, providing, in a timely manner, such assistance as may be reasonably requested by the Administrative Agent or the Lenders, including providing information to and responding to inquiries from prospective Lenders with respect to the business, operations, business plan, results and other matters relating to the business of the Borrower.


                           (i) The Borrower shall terminate the Bridge Facility by no later than the earlier of (i) June 30, 1999, or (ii) the date which is thirty (30) days after the Borrower receives net cash proceeds from debt and equity offerings of at least $400 million in excess of the amount received by the Borrower prior to August 1997.

                           (j) The Borrower shall raise $285 million in new equity capital and Other Debt, of which at least $100 million must be in the form of equity, subsequent to August 1997 and no later than June 30, 1999.

Negative Covenants:        The following negative covenants (with materiality
                           and other exceptions to be negotiated) and such others as may be agreed by the parties, including without limitation the following:

                           (a) Not create or permit any liens, other than liens securing the Advances, liens securing other Debt permitted to share in the Collateral, liens on assets securing Debt not in excess of an amount to be agreed, purchase money security interests,and customary inchoate and statutory lien exceptions.

                           (b) Not create or permit any Debt or other contingent or guaranty obligations, other than (A) the Advances, (B) Other Debt, (C) Debt owed to Other Secured Lenders, (D) Debt owed to Purchase Money Lenders not to exceed $50 million, (E) unsecured Debt not to exceed in the aggregate an amount to be agreed and (F) refinancings of Debt permitted above on terms no less favorable to the Borrower.

                           (c) Not create or permit equipment operating lease obligations beyond limits to be mutually agreed.

                           (d)      Not merge or consolidate (with such
                                    exceptions as may be mutually agreed upon) with any person; dispose of assets other than sales in the ordinary course of business, subject to the reinvestment exceptions outlined above and other permitted asset sales to be mutually agreed.

                           (e) Not make investments beyond limits to be set forth in the loan documentation (including limits on investments in Unrestricted Subsidiaries, both foreign and domestic), except, among other things, investments made with registered financial institutions with a deposit period of less than 12 months, investments in bank certificates of deposit having a final maturity not more than 365 days after the date of their issuance, open market commercial paper maturing within one year, or short-term obligations issues or guaranteed by the U.S. government or any agency of either thereof and other investments acceptable to the Lenders.

                           (f) Not pay any dividends or distributions to Shareholders except from Excess Cash Flow remaining after any mandatory prepayments so long as at the time of payment such dividends or distributions the Borrower has a ratio of Total Debt (as of the end of the preceding fiscal quarter) to EBITDA (for the preceding fiscal quarter annualized) of no greater than 8 to 1.

                           (g) Not modify any tax-sharing or management or servicing fee agreement if such modification could reasonably be expected to have a Material Adverse Effect.

                           (h)      Not change the nature of its business, its

                                    charter or bylaws or its accounting policies or reporting policies if such modification could reasonably be expected to have a Material Adverse Effect.

                           (i) Not prepay, redeem, purchase, defease or otherwise satisfy prior to maturity, or make any payment in violation of any subordination terms of, any debt for borrowed money (other than (i) prepayment of any Other Secured Debt, provided that the Advances shall also be prepaid pro rata,
                                    (ii) prepayments in connection with
                                    refinancings of any such debt or (iii) trade payables not overdue by more than 120 days incurred in the ordinary course of the Borrower's business).

                           (j) Not amend or modify the material terms of the Bridge Facility and any related documents other than amendments or modifications thereof that could not reasonably be expected to have a Material Adverse Effect on the Borrower, provided that the Borrower shall give to the Lenders prior written notice of any such amendments or modifications.

                           (k) Not enter into any agreement prohibiting the creation or maintenance of the lien of the Lenders under the loan documentation on the properties or assets of the Borrower.

                           (1)      Not become a general partner in any
                                    partnership, other than through an
                                    Unrestricted Subsidiary or create any
                                    subsidiaries other than subsidiaries the stock of which is pledged to the Lenders and Unrestricted Subsidiaries.

                           (m) Not conduct any business through any License Company or the Property Company other than as incidental to their formation and stated function.

                           (n) Not dispose of assets except for the disposition of obsolete, uneconomic or surplus assets in the ordinary course of business or sales of immaterial assets, provided no default or event of default has occurred or would result therefrom and
                                    Borrower applies the net proceeds as set forth above under the heading "Mandatory Prepayments" or on such other terms to be discussed.

                           (o) Not engage in transactions with affiliates other than Restricted Subsidiaries except
                                    (i) with respect to purchases of equipment and provision of services for the Network, at cost, and (ii) with respect to other transactions, on terms at least as advantageous to the Borrower as could be obtained from a third party.

                           (p) Not engage in any business other than the telecommunications business and businesses related thereto.

Financial Covenants:       Financial and other covenants to be mutually agreed
                           with respect to the Borrower and its Restricted
                           Subsidiaries, including but not limited to:

                 During the Initial Years of the Business Plan:

                     o Secured debt to total capitalization
                     o Total debt to total capitalization
                     o Capital expenditures
                     o Minimum Revenue
                     o Minimum Lines

                  During the Later Years of the Business Plan:

                     o  All of preceding, plus
                     o  Total debt to annualized EBITDA
                     o  Fixed charge coverage

Events of Default:         The following events of default (with such
                           materiality, grace periods and other exceptions to be negotiated) and such others as may be agreed to by the parties:

                           (a) The Borrower shall fail to pay any sum when due in accordance with the loan documentation and subject to customary grace periods.

                           (b) Any representation or warranty of the Borrower or any of its

                                    Restricted Subsidiaries in any of the loan

                                    documentation or certificate or financial information delivered pursuant thereto shall not be correct in all material respects when made or confirmed.

                           (c) The Borrower or any of its Restricted Subsidiaries shall fail to perform or comply with (within a specified period of time, where customary and appropriate, after notice or knowledge of such failure) any term or covenant in any of the loan documentation; it being agreed that the Shareholders of the Borrower shall have the right (but not the obligation) in their own discretion to cure financial defaults on no more than two occasions during the term of the Financing Agreement by investing additional capital or making subordinated loans prior to the date the financial statements showing such breach have been delivered by the Borrower to the Lenders.

                           (d) The Borrower or any of its Restricted Subsidiaries shall default under any debt obligation in excess of $1,000,000 and such default shall be continuing.

                           (e) Any bankruptcy, insolvency or similar proceeding shall be instituted by or, unless stayed within 60 days, against the Borrower or any of its Restricted Subsidiaries.

                           (f) Any judgment in excess of $1,000,000 or any material non-monetary judgment shall be entered against the Borrower or any of its Restricted Subsidiaries and shall remain unsatisfied or unstayed for 30 days or enforcement action shall be taken.

                           (g) Any of the loan documentation shall cease to be enforceable against the Borrower or any of its Restricted Subsidiaries.

                           (h) Any security document shall (other than to the extent permitted by the terms thereof) cease to create a valid and perfected first-priority security interest in any collateral purported to be covered thereby.

                           (i) A Change of Control (as defined below) of the Borrower or any Restricted Subsidiary shall have occurred. "Change of Control" with respect to the Borrower shall have the meaning provided in the S-1 with respect to the terms of the Notes proposed to be issued by the Borrower, and with respect to any Restricted Subsidiary shall mean the Borrower shall cease to own 100% of the voting and economic interest in that Restricted Subsidiary.

                           (j)      Standard ERISA defaults.

Required Lenders:          Holders of at least a majority in aggregate
                           outstanding principal amount
                           of the outstanding Advances or, if no Advances are outstanding, the outstanding commitments. No changes may be made to certain provisions of the Financing
                           Agreement, including the use of proceeds, without the consent of Nortel (even if Nortel is no longer a Lender), which consent shall not unreasonably be withheld. Nortel may enter into agreements with assignees or other Lenders with respect to the manner in which it will vote its share of the credit facility evidenced by the Financing Agreement.

Assignments and
Participations:            Assignments shall be in a minimum amount of
                           $5,000,000 unless the assignee is an existing Lender or is being assigned the entirety of a Lender's interest under the Financing Agreement. Nortel shall have the right to assemble a group of financial institutions to underwrite a syndication of the credit facility, but no actual syndication will commence until January 1, 1998. The Borrower shall have the right to consent to the underwriters, the Lenders, and any subsequent assignees, which consent shall not unreasonably be withheld. Lenders may assign outstanding Advances and commitments to lend separately, and may assign separate tranches, portions thereof and commitments to make Advances thereunder separately. The Assignor shall have no liability to the Borrower if any Assignee does not honor its commitment to make an Advance. The Lenders agree not to assign any amount to a competitor of the Borrower unless there is a continuing event of default. Each Lender will have the unlimited right to enter into participations in the credit subject only to customary voting limitations.

Most Favored Lender:       If the Borrower enters into any senior secured
                           financing which is pari passu with the debt evidenced by the Financing Agreement with any other lender that provides for collateral, guarantees or other security which are more favorable than those contained in the Financing Agreement, such collateral, guarantees or other security will be made available to the Administrative Agent and the Lenders. At closing, the Borrower will represent and warrant (which representation and warranty shall be continuing) that no financing of the Borrower contains any such more favorable collateral, guarantees or other security.

Governing Law:    New York.